Filed under Rule 433

File No. 333-277448-01

Final Term Sheet

Arizona Public Service Company

$600,000,000 5.10% Notes due 2036

March 10, 2026

Issuer:	Arizona Public Service Company

Expected Ratings (Moody’s / S&P / Fitch):	Baa1 (stable) / BBB+ (stable) / A- (stable) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	March 10, 2026

Settlement Date:	March 12, 2026 (T+2)

Security:	5.10% Notes due 2036

Principal Amount:	$600,000,000

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026

Maturity Date:	March 15, 2036

Interest Rate:	5.10%

Benchmark Treasury:	4.125% due February 15, 2036

Benchmark Treasury Price / Yield:	99-31+ / 4.127%

Spread to Benchmark Treasury:	+100 basis points

Yield to Maturity:	5.127%

Public Offering Price:	99.790%

Optional Redemption:	Make-whole call at any time prior to December 15, 2035 at Treasury rate plus 15 basis points and, thereafter, at par

CUSIP/ISIN:	040555 DK7 / US040555DK73

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at (212) 834-4533, Mizuho Securities USA LLC toll-free at (866) 271-7403, RBC Capital Markets, LLC toll-free at (866) 375-6829 or Scotia Capital (USA) Inc. toll-free at (800) 372-3930.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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